CEO MANAGEMENT AGREEMENT

This MANAGEMENT AGREEMENT (the "Agreement") dated as of December 8, 2006, between Red Stone Management Services, LLC, a Nevada Limited Liability Company ("the Manager"), and UTEC Corporation, a Nevada Corporation ("the Company") and its wholly and/or partially-owned subsidiaries and affiliates, now owned or to be acquired in the future by The Company (The Company, subsidiaries and affiliates being hereinafter collectively referred to as the "Companies"), (Red Stone Management Services, LLC., and UTEC Corporation being the "Parties" to this Agreement).

WHEREAS, Red Stone Management Services, LLC has previously been providing management services, including the services of Dr. Fortunato Villamagna, to manage the business and affairs of UTEC Corporation, LLC., a subsidiary of Energetic Systems, Inc., LLC.

AND WHEREAS, as of December 7, 2006 the sole Member of UTEC Corporation, LLC., made a decision to sell it's assets and business to the Company, and the shareholder of the Company wishes to retain the services of the Manager to ensure business continuity.

AND WHEREAS, the Board of Directors of the Company (the "Board") have unanimously agreed, and hereby confirm, that Red Stone Management Services, LLC., will manage UTEC Corporation and will provide Dr. Fortunato Villamagna to serve as the CEO of the Company, with authority to carry out the day-to-day and long term management of the Company and its subsidiaries and affiliates, now owned or to be acquired in the future.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants and agreements herein contained, the Manager will provide management and oversight services (the "Services") to the Companies in connection with the business and operations of the Companies.

1. Management Services.

(a) The Manager shall operate and manage the Companies according to guidelines provided by the Board from time to time, and in so doing shall:

(i) Interact with the Companies to establish operating goals, which will focus on profitability, customer satisfaction, asset management and other related benefits;

(ii) Monitor operations and progress towards achieving the operating goals;

(iii) Recruit and supervise the senior management team for the Companies, which appointments shall be routinely approved by the Board.

(iv) Create, develop and implement marketing plans for achievement of the operating goals at the Companies;

(v) Provide assistance in the recruitment, supervision and training of the employees of the Companies.

(vi) Supervise the accounting, human resources, management information services and administrative services required of the Companies for the management of the finances of the Companies, including, but not limited to, the establishment of such lines of credit and other credit facilities as may be appropriate from time to time for the Companies and the maintenance of books and records for the Companies in accordance with generally accepted accounting principles and the Companies' requirements;

(vii) Perform all such other duties and responsibilities as may be required from time to time to operate the Companies in a businesslike manner pursuant to good practices and in compliance with all applicable laws.

(viii) Provide an annual forecast prior to year end and obtain the approval of the Board for the forecast, including anticipated capital outlays.

(ix) Keep the Board advised of progress and problems involved in the activities in Sections 1(a)(i) through (vii).

(b) The Manager shall make annual, or more frequent, reports to the Board concerning its services and all of its activities connected with the operation of Companies whenever requested by the Companies or the Board. Such reports shall include, without limitation, financial, market penetration, creditor relations, and customer satisfaction reports. All of these reports shall be in a format reasonably acceptable and readily intelligible to the Chairman and the majority of the Board.

(c) Except as provided in Section 1(d), the Manager shall implement the decisions by allocating responsibilities to the appropriate officers, and other management personnel, of the Companies.

(d) Notwithstanding anything expressed or implied to the contrary herein, during the Term (as defined hereinafter) of this Agreement, all major management decisions and recommendations for action made by the Manager which are not included in or contemplated by the annual budgets for the

Companies shall be communicated in writing to the Board, who shall have the power to accept or reject all such decisions and recommendations. Only upon acceptance by the Board members shall the decisions and recommendations be implemented.

2. Expenses. The Manager shall not be liable for any costs and expenses relating to the Companies and/or their business activities, all of which shall be borne by the Companies directly or reimbursed to the Manager, as the case may be. For greater certainty, and without limiting the generality of the foregoing, the following expenses shall be expenses of the Companies:

(a) all third party expenses of legal, accounting, auditing, investment banking, investment research, consulting, advisory, appraisal, valuation and other professional services in connection with the administration and operation of the Companies, including unreimbursed expenses involved in any transaction in which the Companies are involved; and

(b) real and reasonable travel expenses incurred in connection with provision of the Services, which shall be reimbursed to the Manager.

3. Management Fees. The Company will reimburse the Manager based on its normal and usual fees for services as negotiated from time to time between the parties, subject to a minimum fee in any one calendar year of $40.000.00. All fees, including minimum fees, shall be paid monthly, in arrears.. The Manager's compensation will be periodically reviewed by the Board of Directors, and Manager shall be free to negotiate a competitive fee commersurate with the position.

Should this Management Agreement be terminated prior to the end of the first or any subsequent fiscal year end of the Company, the Manager shall be entitled to the fee which it would otherwise have earned for the entire fiscal year

4. Engagement of Advisors. Without limiting the foregoing, it is agreed and acknowledged that from time to time the Manager may request third parties, consultants, and other professional individuals or groups to provide services to either the Manager or to the Companies, in which case the Manager is authorized to negotiate the terms and conditions under which such services are provided. The Manager will provide details of such arrangements to the Board in advance of making commitments.

5. Exculpation. The Manager shall not be liable to the Companies or any officer, director, employee, or shareholder of Companies for honest mistakes of judgment, or for action or inaction, taken reasonably and in good faith for a purpose that was reasonably believed to be in, or not opposed to, the best interests of Companies, or for losses due to such mistakes, action, inaction, or negligence of the Manager. The Manager may consult with counsel and

accountants in respect of this Agreement, and be fully protected and justified in any action or inaction that is taken in accordance with the advice or opinion of such counsel or accountants.

6. Term and Termination.

The term of this Agreement shall commence as of the date hereof, and shall continue until terminated by a unanimous decision of the Board, or unless Red Stone Management Services, LLC., can no longer make Dr. Fortunato Villamagna available to serve as CEO.

7. General

(a) Indemnification. The Company and it's respective affiliates, representatives, shareholders, parent(s) or subsidiary companies and respective directors, officers, employees, agents, successors and assigns shall indemnify Dr. Fortunato Villamagna, Red Stone Management Services, LLC and any of its employees, and its respective members, affiliates, representatives, shareholders, parent or subsidiary companies from and against any and all claims, orders, judgments, penalties, fines, remedies, losses, liabilities, costs and expenses (including, but not limited to, those arising directly or indirectly out of or related in any manner to the death or injury of any person, injury/damage to property, court costs, litigation expenses or attorneys fees) sustained, asserted or claimed by any party as a result of, arising directly or indirectly from or related in any manner to the management of the Companies or the performance of its obligations under this Agreement.

(b) Governing Law. THIS AGREEMENT, THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO, AND THE ENTIRE RELATIONSHIP BETWEEN THE PARTIES RELATING HERETO, SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS (BUT NOT THE RULES GOVERNING CONFLICTS OF LAWS) OF THE STATE OF NEVADA. THE PARTIES AGREE THAT THIS AGREEMENT SHALL BE FULLY PERFORMABLE IN CLARK COUNTY, NEVADA.

(c) Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given:

(i) two (2) days after deposit in the mail, if sent U.S. Certified Mail, return receipt requested, postage prepared and addressed to a party at the address on file with the Companies;

(ii) when delivered by hand (with written confirmation of receipt);

(iii) when sent by facsimile (with printed confirmation of delivery), provided that a copy is mailed by U.S. Certified Mail, return receipt requested; as above described; or

(iv) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below:

UTEC Corporation.
2420 Springer Drive Suite 110
Norman, OK 73069

Red Stone Management Services, LLC
10805 Bernini Dr.
Las Vegas, NV 89141

This Agreement is entered into and is effective as of the date first writen above.

Red Stone Management Services, LLC

By: ______________________________
Name: Fortunato Villamagna
Title: CEO

UTEC Corporation

By: ______________________________
Name: David P. Taylor
Title: Chairman

AMENDMENT #1

TO

CEO MANAGEMENT AGREEMENT DATED DECEMBER 8, 2006

BETWEEN RED STONE MANAGEMENT SERVICES, LLC AND

UTEC CORPORATION

WHEREAS, on January 10, 2007, Energetic Systems Inc., LLC. ("ESI"), the sole shareholder of UTEC Corporation entered into an agreement to sell its shares in the Company to Lyon Capital Venture Corp. ("Lyon") pursuant to a certain Acquisition Agreement (the "LCVC Agreement") of the same date, and on that date ESI became a significant shareholder in Lyon.

AND WHEREAS, the negotiators of the LCVC Agreement determined that it would be in the best interests of Lyon to retain the services of the Manager, and for such services to be extended to include the operations of Lyon.

NOW, THEREFORE, this addendum modifies and amends the CEO Management Agreement (the "Agreement") as follows:

1. Wherever the Agreement refers to "Parties", the term shall be read to include Lyon.

2. Wherever the Agreement refers to "Companies", the term shall be read to include Lyon.

3. Wherever the Agreement refers to "Board", it shall be read to mean the Board of Directors of Lyon.

4. Dr. Fortunato Villamagna is hereby appointed as CEO of Lyon in addition to the Company, to act in that capacity pursuant to the terms of the Agreement.

5. With respect to fees, the Manager understands and agrees that Lyon is a developmental company with no active business, and it is the intention of Lyon's shareholders to change the organization and business plan for the Company. During this period of reorganization, not to exceed 24 months, the Manager agrees that its fees will be set at the minimum annual fee of $40,000.00 referred to in the Agreement, payable monthly in arrears.

6. This addendum shall be effective from January 11, 2007.

7. All other terms and conditions in the Agreement shall remain

unchanged.

Each of the parties hereby consents to this addendum, and the modifications to the CEO Management Agreement contained therein.

Red Stone Management Services, LLC.

By: ________________________________
Name: Fortunato Villamagna
Title: CEO

UTEC CORPORATION

By: ________________________________
Name: David P. Taylor
Title: Director

Lyon Venture Capital Corp.

By: ________________________________
Name: David P. Taylor
Title: Co-Chairman and Secretary